EXHIBIT 10.1

                                                       Leverkusen, 19 March 1987
                                                       translation Mu/kb/2926jer




                                    Agreement





between
                 Sachtleben Chemie GmbH
                 Pestalozzistrasse 4
                 47198 Duisburg-Homberg



and
                 KRONOS TITAN-GMBH
                 Peschstrasse 5
                 51373 Leverkusen

                 - hereinafter referred to as KRONOS



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Contents


Art. 1     Definitions
Art. 2     Project Description
Art. 3 Construction and Operation of the Waste Acid Reprocessing Plant and the Filter Salt Decomposition Plant
Art. 4     Time Schedule for the Construction of the Waste Acid Reprocessing
           Plant
Art. 5     Reprocessing of Leverkusen Waste Acid / Take-over of 70
           % H2SO4 Acid
Art. 6     Decomposition of Filter Salts from Leverkusen
           Waste Acid / Dumping of
           Cinders / Supply of Fresh Acid
Art. 7 Capital Charges for the Waste Acid Reprocessing and Filter Salt Decomposition Plants
Art. 8     Operating Costs for the Waste Acid Reprocessing Plant
Art. 9     Costs for the Decomposition of the Leverkusen Filter Salts
Art. 10    Lump-sum Remuneration
Art. 11    Decomposition of Nordenham Filter Salts / Supply of Fresh Acid
Art. 12    Supply of Burner Discharge
Art. 13    Warranty / Liability
Art. 14    Force Majeure
Art. 15    Hardship Clause
Art. 16    Adjustment of the Agreement
Art. 17    Secrecy
Art. 18    Right of Auditing
Art. 19    Transfer of Agreement / Participation of Third Parties
Art. 20    Successor Clause
Art. 21    Taking Effect / Period of the Agreement
Art. 22    Reservations
Art. 23    Other Cooperation
Art. 24    Termination of the Provisional Agreement
Art. 25    Arbitration Clause
Art. 26    Clause on Partial Invaliditiy
Art. 27    Written-Form Clause


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WHEREAS,

KRONOS and Sachtleben, on 18 July 1986 concluded a provisional agreement. This provisional agreement essentially covers stipulations for the reprocessing of the waste acid generated in the production of titanium dioxide in the Leverkusen and Homberg plants, for the decomposition of the filter salts derived from this waste acid and of further filter salts sent from Nordenham and for the supply of burner discharge.

THEREFORE, in view of this provisional agreement, the parties now conclude the following main agreement:

Art. 1 - Definitions

1.    Waste Acid

      Waste acid shall mean the original waste acid as obtained in the form of filtrate after Moore filtration in a sulphate process plant. This acid contains about 22 per cent sulphuric acid and salts in a range between 5 and 16 per cent as is customary at Homberg or Leverkusen. An analysis of the Homberg and Leverkusen waste acids is shown in Exhibit 1 to this Agreement. Potential changes in composition and their effects on the reprocessing process, on the filter salt decomposition and on the supply of burner discharge shall be agreed on by the parties.
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2.    Filter Salts

2.1 Filter salts derived from Homberg or Leverkusen waste acid shall be the residues separated from the waste acid reconcentrated to about 70 per cent. They contain varying amounts of adhering acid, depending on the process of separation.

2.2 Filter salts from Nordenham are understood to be the centrifuged solids from concentrated waste acid (in accordance with the analysis shown in Exhibit 2). Potential changes in composition shall be agreed on by the parties.

3.    70 % H2SO4 Acid

      After concentration and curing of the waste acid and subsequent separation of the filter salts from the filtrate, an acid is obtained that contains about 70 per cent H2SO4. It corresponds to the typical analysis shown in
      Exhibit 3 to this Agreement. After start-up of the waste acid reprocessing plant this typical analysis will be replaced by a final analysis.

4.    Fresh Acid

      Fresh acid shall mean the sulphuric acid produced in the Homberg sulphuric acid plant.

5.    Cinders

      Cinders shall mean the solid residues resulting from the filter salt decomposition plant at Homberg. They are generated from pyrites, filter salts, coal for the decomposition and/or other additives.
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6.    Burner Discharge

      Burner discharge shall mean the product obtained in the oxidation of titanium tetrachloride after wet milling in the form of a slurry. The normal product made and processed at present by KRONOS in Leverkusen shall be the initial material. Potential changes in composition shall be agreed by the parties to this Agreement.


7.    Waste Acid Reprocessing Plant

      The waste acid reprocessing plant shall comprise an evaporation plant to concentrate the waste acid to about 70 % H2SO4, a curing station, a filter salt separating unit, a coal-fired steam boiler, an oil-fired standby boiler as well as all auxiliary equipment required including the necessary extension of the infrastructure.

8.    Filter Salt Decomposition Plant

      The filter salt decomposition plant shall mean the Homberg sulphuric acid plant converted to decompose filter salt.

9.    Investments

      Investments shall mean all expenditures incurred by Sachtleben directly in the construction of the waste acid reprocessing plant and the conversion of the sulphuric acid unit for decomposing the filter salts and moreover the expenditures liable to be capitalized for the waste acid reprocessing plant during the period of the Agreement.

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10.   Capital Charges

      Capital charges shall mean all depreciations incurred by Sachtleben on the investments made.

11.   Start-up Costs

      Start-up costs shall mean all costs incurred by Sachtleben until the waste acid reprocessing plant starts up operation, which costs do not fall under capital charges.


12.   Operating Costs

      Operating costs shall mean all costs incurred by Sachtleben necessary for the operation of the waste acid reprocessing plant or immediately resulting from its operation. Breakdown of overheads shall follow the principles commonly applied by Sachtleben.

13.   Filter Salt Quantities

13.1  Basic Quantities

      The term basic quantities - derived from planning data - shall mean the quantities resulting from the multiplication of 242 kg filter salt/m.t. waste acid multiplied by waste acid quantity.

      1000 kg filter salt weighed as a filter cake after discharge from the separating facilities contain:

      600 kg MESO4 (anhydrous)
      210 kg H2SO4 (100 %) and
      190 kg H2O

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      As the percentage of adhering acid and water may vary as a function of the separating machinery and the composition of the filter salts, resulting in different quantities of filter salts, the 'basic quantity' shall be calculated from the waste acid analysis. For the purpose of this calculation, a content of 145 kg MESO4 (anhydrous) per metric ton of waste acid is equated with 242 kg filter salt tel quel.


13.2  Additional Quantities

      The Nordenham filter salts and all quantities exceeding 13.1 shall mean additional quantities. For Nordenham filter salt, the incoming quantities weighed shall be applicable. Additional quantities of Leverkusen waste acid may be involved if the analysed content of anhydrous salts exceeds 145 kg MESO4/m.t. waste acid. This additional quantity shall be determined by multiplying the difference between actual content of anhydrous salts per kg/t and 145 kg/t waste acid at first by factor 1.67 and then by the quantity of waste acid. The content of anhydrous salt required for the calculation shall be determined in accordance with Exhibit 4, "Analyses".

14.   Terms of Delivery

      All deliveries provided for in this Agreement shall be distributed evenly over the year.

      Logistics in detail shall be agreed on by the parties, taking into account the interests of both parties as well as the requirements of the supplying plants.

      The terms of delivery for each individual product are stipulated in
      Exhibit 5 to this Agreement.

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15.   Waste Disposal / Dumping

      Waste disposal and/or dumping shall mean the transportation (including loading and unloading) of cinders, potential interim storage or cinders (once or several times) and the final depositing of the cinders.

16.   Subsidies / Allowances

      Subsidies and allowances shall mean nonrepayable government grants in the form of monies for the construction of the waste acid reprocessing plant or for the conversion of the sulphuric acid plant to decompose filter salts.

Art.  2 - Project Description

1. Sachtleben shall build and operate a waste acid reprocessing plant to reprocess the waste acid generated in the production of titanium dioxide by the sulphate route. Sachtleben and KRONOS agree to dimension the capacity of this plant such to permit Sachtleben to perform the work assumed in Paragraph 2:

2. Sachtleben undertakes to concentrate the waste acid generated in the Leverkusen plant of KRONOS together with Sachtleben's own waste acid, to roast and decompose the filter salts by-produced in this concentration as well as the filter salts by-produced in the Nordenham plant, and to deposit the resulting cinders or to utilize them in another way.


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      KRONOS shall take the resulting 70 % H2SO4 acid free of charge and shall buy from Sachtleben the sulphur content of the filter salts (Leverkusen and Nordenham) in the form of fresh acid.

3. KRONOS shall sell Sachtleben burner discharge.

Art. 3 - Construction and Operation of the Waste Acid Reprocessing Plant and the Filter Salt Decomposition Plant

1. Engineering and construction of the waste acid reprocessing and the filter salt decomposition plant shall be incumbent on Sachtleben. Furthermore, Sachtleben shall be solely responsible for operating these plants after completion in accordance with its customary rules of operation. KRONOS shall support Sachtleben in the engineering, construction and operation of these plants and, on request, shall make available to Sachtleben its knowledge and experiences in the reprocessing of waste acid as far as agreements with third parties do not prevent KRONOS from passing such knowledge and experiences.

2. In accordance with the stipulations of this Agreement, KRONOS shall make payments to Sachtleben that are determined from the capital charges, start-up and operating costs. The start-up and operating costs to be borne by KRONOS shall be paid by KRONOS after they have been incurred and calculated monthly by Sachtleben. KRONOS shall pay Sachtleben advances on the capital charges to be borne by KRONOS and shall make these advances available to Sachtleben on Sachtleben's request with progressing construction. These advances shall be independent of the period of the Agreement and not repayable.

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      Moreover, KRONOS shall pay Sachtleben a lump-sum remuneration in compliance with the stipulations of this Agreement.

Art.  4 - Time Schedule for the Construction of the Waste Acid Reprocessing
          Plant

      Sachtleben and KRONOS both have to comply with conditions imposed by the authorities according to which ocean dumping of waste acid must be ceased by the end of 1989. Sachtleben shall therefore take all reasonable steps - also in its own interest - to complete construction and start up operation of the waste acid reprocessing plant possibly by 31 December 1988, however without guaranteeing completion by this date.


Art.  5 - Reprocessing of Leverkusen Waste Acid / Take-over of 70 % H2SO4 Acid

1. After completion of the waste acid reprocessing plant, Sachtleben shall reprocess in it the waste acid obtained at the KRONOS plant in Leverkusen in the TiO2-production by the sulphate route, the quantity amounting to about 220,000 t + 10,000 t annually. In case Sachtleben is not able to handle these quantities, Sachtleben shall inform KRONOS immediately in order that acceptable technical steps can be taken to solve the problem.

2. KRONOS shall take from the Homberg plant, without charge, 80 % of the free acid contained in the waste acid delivered, in the form of 70 % H2SO4 acid. The content of free acid in the waste acid, which is required for the calculation, shall be determined according to Exhibit 4 "Analyses".

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      In addition, Sachtleben is ready to supply KRONOS with up to 6,000 TPY 70
      % H2SO4 acid at a special price.

      In case Sachtleben is not able to concentrate the acid to 70 % according to the typical analysis of Exhibit 3, Sachtleben shall inform KRONOS immediately in order that acceptable technical steps can be taken to solve the problem.

3. The parties agree that KRONOS is co-owner of the waste acid stored at Sachtleben, of the 70 % H2SO4 acid and of any intermediate product generated within the scope of the transformation. The rights and obligations resulting from its rate of ownership/co-ownership shall be independent of the obligations assumed by Sachtleben under this Agreement. The percentage of KRONOS' ownership is calculated from the ratio between the waste acid supplied by KRONOS and that of Sachtleben and of potential third parties. KRONOS shall share liabilities and risks for the products mentioned at the ratio of its co-ownership beyond the termination of this Agreement.


Art. 6 - Decomposition of Filter Salts from Leverkusen Waste Acid / Dumping of
         Cinders / Supply of Fresh Acid

1. In its filter salt decomposition plant, Sachtleben shall decompose for KRONOS the filter salts obtained in reprocessing the Leverkusen waste acid together with its own filter salts and filter salts supplied by KRONOS. Sachtleben shall use pyrite and/or coal in this decomposition and shall dump the cinders by-produced as far as possible under reasonable conditions.

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2.    The parties agree that KRONOS shall obtain a co-ownership in the cinders by-produced according to Art. 6, Para 1 viz. at a ratio of the filter salt quantities decomposed for KRONOS to the filter salt quantities decomposed for Sachtleben. The rights and obligations resulting from the ownership co-ownership shall be independent of the obligations assumed by Sachtleben under this Agreement. KRONOS shall share liabilities and risks for the cinders generated at the ratio of its co-ownership beyond the termination of this Agreement.

3. The costs (status mid-1985) incurred in dumping the cinders are included in the cost formula for basic and additional quantities. Sachtleben assumes all cinders can be dumped in the same way as at present.

      KRONOS, however, knows that intermediate storage of the cinders may become necessary in future.

      Costs for further intermediate storage or final depositing will be shared by KRONOS and Sachtleben at the ratio of their originally agreed ownerships in the cinders. KRONOS shall pay its share in the costs immediately after they have been incurred and calculated as far as these costs were not yet settled according to the formula for basic and additional quantities.

      KRONOS's cost sharing for cinder disposal shall not be affected by a potential termination of the Agreement.

      Sachtleben shall inform KRONOS about essential developments regarding dumping of the cinders.

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Art. 7 - Capital Charges for the Waste Acid Reprocessing and Filter Salt
         Decomposition Plants

1. KRONOS shall share the capital charges for the waste acid reprocessing plant. They are calculated from the total capacity of the waste acid reprocessing plant of about 780,000 TPY split up between KRONOS and Sachtleben within the scope of "quantities reserved". The term "quantities reserved" shall mean that about 230,000 TPY are apportioned to KRONOS and about 550,000 TPY to Sachtleben. The capital charges for the waste acid reprocessing plant shall therefore be borne by the parties at a ratio of 30 % KRONOS and 70 % Sachtleben.

2. The capital charges for the modification of the filter salt decomposition plant shall likewise be shared by the parties at a ratio of 30 % KRONOS and 70 % Sachtleben.

3. The level of investments for the construction of the waste acid reprocessing plant and for the filter salt decomposition plant is estimated by both parties to be about DM 125 million (price basis and state of knowledge mid-1985). This amount comprises a high-concentration plant for concentrating the 70 % acid to 78 % H2SO4 acid, this plant being utilized by Sachtleben alone. Expenditures for this unit were estimated to amount to DM 5 million (price basis and state of knowledge mid-1985).

      According to the estimate of mid-1985, about DM 120 million less expected subsidies / allowances of 15 per cent thus have to be shared by the parties at a ratio of 30 % KRONOS to 70 % Sachtleben. According to the 1985 estimate, KRONOS would have to bear capital charges of DM 30.6 million.

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4.    All investments shall be laid open.

5. In case one of the parties obtains further subsidies for the investments during the period of the Agreement, these subsidies shall also be made available for this project.

6. In case subsidies or allowances granted to Sachtleben during the period of the Agreement are partly or wholly reclaimed, KRONOS shall immediately pay Sachtleben 30 % of the amount reclaimed taking into account the principles outlined under Paragraph 7.

7. In case only one party benefits from investments solely or at a ratio of utilization other than 30 : 70 (for example the high-concentration plant of which only Sachtleben takes advantages or the waste acid unloading station from which only KRONOS derives benefit), the resulting capital charges shall be borne by the respective party either alone or in proportion to the ratio of utilization.

8. In case the initial expenditures as estimated under 3. above are exceeded by more than 15 per cent in the more precise investment estimate (planned capital expenditures prior to beginning building), both parties shall newly discuss the situation with the objective not to exceed the planned net expenditures. In case the parties do not come to an agreement on these expenditures, each party shall have the right to withdraw from the contract to the extent that the waste acid reprocessing plant is concerned. In this case, the expenditures made till then shall be apportioned and refunded to the parties in accordance with this Agreement.

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Art.  8 - Operating Costs for the Waste Acid Reprocessing Plant

1. Like the capital charges, the fixed costs for the operation of the waste acid reprocessing plant shall be split up among the parties at a ratio of 30 % KRONOS and 70 % Sachtleben. The variable operating costs shall be apportioned in proportion to the waste acid quantities reprocessed. The fixed and variable operating costs as well as the modes of payment and accounting are explained in more detail in Exhibit 6.

2. The fixed costs shall be borne for the total period of the Agreement and also in case of force majeure. In case KRONOS is no longer able to supply waste acid, Sachtleben shall try to reduce the fixed costs. KRONOS shall be authorised to pay-off the fixed costs in a one-time payment provided the parties agree on a pay-off amount.

3. The operating costs, excluding depreciations and interest for fixed assets, were estimated to total DM 22 million/year (price basis and state of knowledge mid-1985).

      Based on the above estimate, the share in operating costs to be paid by KRONOS would be (assuming KRONOS takes its share of 70 % H2SO4 acid free of charge):

      a) Performance cost (fixed operating cost) per year DM 3.5 million

      b) Labour cost (variable operating cost) DM 3 million based on an estimated tonnage price of DM 13/t of waste acid and a supply of 230,000 TPY waste acid per year

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4.    In  case  the  operating  costs  as  estimated  before  the  beginning  of construction exceed the operating costs as estimated under 3. by more than 20 per cent, the parties shall come to an agreement on the new situation before starting construction, with the objective not to exceed the planned operating costs. In case the parties do not come to an agreement on these costs, each party shall have the right to withdraw from this Agreement as far as the waste acid reprocessing plant is concerned. In this case, the non-operating costs incurred so far shall be apportioned and refunded to the parties pursuant to this Agreement.

5. The start-up costs incurred during the construction of the waste acid reprocessing plant shall likewise be borne by the parties at a ratio of 30 % KRONOS and 70 % Sachtleben. They shall be laid open and settled when incurred.

Art.  9 - Cost for the Decomposition of the Leverkusen Filter Salts

1. The costs of decomposing the filter salts derived from the Leverkusen waste acid shall be calculated from the following equation for the basic quantities:

      PFSB = F + 2.82 x PP + 2.32 x PA - 4.58 x PS - 1.77 x PE
      (DM/t filter salt)

      F = FO (0.3 L/LO + 0.7)

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      Wherein:

      PFSB     =  Price charged for basic quantities of filter salt (DM/t)

      PP       =  Sachtleben cost price for pyrite, 48 % S (DM/t)

      PA       =  Costs for dumping of cinders (DM/t)

      PS       =  Proceeds from sale ex works of acid to third parties (DM/t)

      PE       =  Price to be charged for waste heat from roasting (DM/t)

      F        =  Basic charge (DM/t filter salt)

      L        =  Wages according to Sachtleben's wage statistics

      Lo       =  Wages according to Sachtleben's wage statistics.
                  Status: monthly average of July 1985

      In mid-1985, the value for PFSB was zero.

      As far as PFSB will rise by DM 50/t in comparison with the basis (mid-1985: PFSB = 0), both parties shall take reasonable steps to reduce PFSB.

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2.    For additional quantities, the costs for decomposing filter salts derived from the Leverkusen waste acid shall be calculated as follows:

      PFSZ = G + 1.52 x PC + 0.4 x PA - 0.55 x PS - 0.51 x PE
      (DM/t filter salt)

      G = GO (0.3 L/LO + 0.7)

      Wherein:

      PFSZ     =  Price charged for additional quantities of filter salt (DM/t)

      G        =  Basic charge (DM/t filter salt)

      PC       =  Cost price for coal for the decomposition (DM/Gcal)

      PA       =  Costs form cumping of cinders (DM/t)

      PS       =  Proceeds for sale ex works of acid to third parties (DM/t)

      PE       =  Credit for waste heat from roasting/decomposition (DM/Gcal)

      L        =  Wages according to Sachtleben's wage statistics

      Lo       =  Wages according to Sachtleben's wage statistics.
                  Status: monthly average of July 1985


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      In mid-1985, the value for PFSZ was DM 90/t filter salt free pyrite warehouse of the Homberg sulphuric acid plant.

3. All technical factors of the cost formulas given under Paragraphs 1 and 2 above shall be adjusted currently when operating data are available.

      In case the cost-of-living index pursuant to Art. 10, Paragraph 2 essentially deviates from the average of 1985, the parties shall discuss an adjustment of the non-indexed portion of the price formulas listed in Art. 9, Paragraphs 1 and 2.

4. The prices to be charged for the filter salt quantities pursuant to Art. 9, Paragraphs 1 and 2 will be calculated monthly. The figures applicable for the month of delivery are those of the previous month. Accounting is done monthly.

5. The prices calculated by Sachtleben may be checked by KRONOS in compliance with Art. 18.

Art.  10 - Lump-sum Remuneration

1. In addition to the share in capital charges and operating costs, KRONOS shall pay Sachtleben an annual lump-sum of DM 3 million, payable in monthly installments beginning at the start-up of the waste acid reprocessing plant, for the reprocessing of the waste acid and the decomposition of the Leverkusen filter salts.


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2.    In case the cost-of-living index (the price index for the cost of living of all private households, series 17, line 7), as officially ascertained for the entire Federal Republic of Germany by the Statistical Federal Offices in Wiesbaden, goes up or down in comparison with the 1985 average (= 121.0 on the basis of 1980 = 100), the lump sum payment shall change accordingly on a percentage basis beginning with the month that follows the month of publication for the period until the next index is published, as a rule for one year.

Art.  11 - Decomposition of Nordenham Filter Salts / Supply of Fresh Acid

1. At the Nordenham plant of KRONOS, filter salts are obtained in the concentration of waste acid. Sachtleben shall decompose these filter salts for KRONOS either solely or together with the filter salts derived from Sachtleben's own waste acid and/or from the waste acid supplied by KRONOS. For the decomposition Sachtleben shall use pyrite and/or coal and shall dump the cinders obtained.

2. Beginning roughly in mid-1987, KRONOS shall supply Sachtleben with an annual quantity of about 25,000 t filter salt. Once the Nordenham waste acid reprocessing plant is in full operation, the quantity of filter salt to be taken over by Sachtleben shall be raised to 50,000 TPY.

3. The remuneration for the decomposition of these filter salts shall be calculated by means of the formula for the additional quantities given in Art. 9, Paragraph 2. The amount thus calculated in mid-1985 was DM 90/t filter salt free pyrite warehouse of the Homberg sulphuric acid plant.

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4.    The costs for dumping the cinders (basis mid-1985) are included in the formula for additional quantities. Sachtleben assumes that all cinders can continue to be deposited in the same way as at present. As for the rest Art. 6, Para. 2 of this Agreement shall apply.

5. Art. 6, Paragraph 2 of this Agreement shall apply with regard to ownership, apportionment of liability and risk.

6. Sachtleben shall supply KRONOS with fresh acid which corresponds to the sulphur content of the filter salts delivered by KRONOS. For each ton of filter salt delivered, KRONOS shall take continuously 0.63 t fresh acid (100 %) in the form of 96 % fresh acid. On 1 July 1985, the price to be paid by KRONOS for the 96 % fresh acid was DM 85 for 100 % fresh acid ex Homberg plant. The price will change in accordance by Sachtleben for sales of 96 % fresh acid to third parties ex Homberg works.

7. Since the decomposition of filter salts derived from the Nordenham plant shall begin already prior to the start-up of the waste acid reprocessing plant and since the conditions for this decomposition are economically related to the construction and operation of the waste acid reprocessing plant, both parties undertake to discuss a new the decomposition of Nordenham filter salts in case the project of the construction and


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      operation  of  said  plant  fails.  This  however  shall  not  touch  upon
      Sachtleben's obligation to decompose the filter salt from the Nordenham plant. As far as conditions have to be newly stipulated, this shall be done with reasonable disclosure of the changed situation in order that Sachtleben obtains payment for the costs incurred and an adequate remuneration.

Art.  12 - Supply of Burner Discharge

1. In exchange for the services rendered by Sachtleben under this Agreement, KRONOS shall supply Sachtleben with up to 20,000 TPY burner discharge in compliance with the following stipulations/options.

2. From mid-1988, KRONOS shall sell Sachtleben a quantity of 5,000 m.t. burner discharge annually. Sachtleben shall take over this quantity at intervals to be agreed on.

3. Moreover, Sachtleben shall be granted a purchase option for further quantities up to another 5,000 m.t. per year (option quantity 1). Each option has to be exercised by 30 June of the year preceding the year of delivery, for the first time by 30 June 1987. Sachtleben shall be bound to take the quantity opted for at the intervals agreed on.

      The option can be exercised for only 30 %/year of the option quantity of 5,000 m.t. The same applies if Sachtleben desires to opt for differing quantities in subsequent years. The opted quantities can be called off only in steps of 30 % per year.

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4.    For the purpose of burner  discharge sale and grant op the option,  KRONOS assumes that in addition to the Leverkusen plants of a capacity of 80,000 TPY, the Varennes plant in Canada will have gone on stream by the end of 1988 and will have achieved a capacity (nominal) ob 40,000 TPY. In case it is foreseeable that these capacities will not be attained, KRONOS shall take reasonable technical steps to attain the total capacity of 120,000 TPY. If, nevertheless, the total capacity cannot be reached by the end of 1988, KRONOS shall be authorized to reduce the sale and option quantities of 5,000 m.t. each in percent proportionately to the total capacity deficiency. In case KRONOS or the plant in Varennes/Canada is no longer a member of the NL group, a potential reduction of the quantities will take into account only the total capacity of the Leverkusen plants. The quantity deficiencies for each subsequent year of delivery will be determined in July after the production figures for the first half of the calendar year are available; for the first time they will be determined in July 1989 for the delivery year 1 July 1989 - 30 June 1990.

      If, contrary to expectations, completion of the plant in Varennes is delayed, KRONOS shall inform Sachtleben in due course. In this case, both parties shall come to an agreement on a new date for the beginning of delivery.

5. Sachtleben shall be granted a further purchase option for up to 10,000 m.t. burner discharge per year (option quantity 2). The condition, however, is that additional chloride process plants of the present standard size of 40,000 TPY (excluding substitutions for existing sulphate process plants) be built either by KRONOS or NL Industries, Inc. or NL Chemicals Inc.

      This option can be exercised only in steps (upward or downward) of up to 40 % per year (4,000 TPY).

      The conditions or making available option quantity 2 shall be stipulated by both parties on start-up of additional plants fully owned by KRONOS, NL Chemicals Inc. or NL Industries, Inc. If plants are built in which KRONOS does not have a 100 % interest but only a majority interest, a decision shall be taken in each case on whether an option can be granted and exercised.

6. The price payable by Sachtleben to KRONOS for the burner discharge (5,000 t and 5,000 t option quantity 1) shall be calculated as follows:

      a) Manufacturing costs incurred by KRONOS for Leverkusen burner discharge according to the key commonly used by KRONOS plus/minus

      b) 50 % of the difference between the net proceeds and the manufacturing cost incurred by KRONOS for CP pigments according to the keys commonly used by KRONOS calculated on the basis of "ex works" Leverkusen. If delivery is effected ex Langerbrugge plant, Sachtleben shall bear 50 % of the additional freight (at present about 50 % above freight ex Leverkusen). Deliveries by KRONOS to associated companies shall not be included in the calculation of net proceeds.

         The price thus calculated in April 1986 for burner discharge ex Leverkusen plant was DM 2,840 per tonne.

         The sales price in DM/tonne for burner discharge ex Leverkusen plant shall be altered according to the following formula:

         Pi       = Po [0.36 Ti/To + 0.20 Li/Lo
                        + 0.07 Ei/EO + 0.37 x Il/Io
                        + 0.5 [net proceeds - HK I- HK I ]

         Wherein:

         Pi sales price for burner discharge ex Leverkusen in DM/m.t. in the period i.

         Po manufacturing costs for burner discharge in Leverkusen in April 1986 (DM 2,400/m.t.).

         Ti/To ratio of the prices for titaniferous raw materials in the period i/in April 1986.

         Li/Lo ratio of negotiated wages per hour for wage class 4, above 18 years of age, normal shift (Collective Agreement for Hourly and Salaried Employees and Apprentices of the Chemical Industry in the Counties Dusseldorf and Cologne) in the period i/in April 1986 (DM 13.07/h).

         Ei/Eo ratio of the Dusseldorf prices (stated by the Federal Statistical Office) for fuel oil S, normal quality, arithmetic mean value of the three quantity scales (series 17, line 2) for the period i/April 1986 (DM 254.34/m.t.).

         Ti/To ratio of the cost-of-living index pursuant to Art. 10, Paragraph 2 during the period i/in April 1986 (= 120.9 on the basis of 1980).

         In case the values are no longer published, the parties shall agree on new values that come as close as possible to the old reference values.

         With the exception of the wages, the prices shall be adjusted on 1 April and 1 October of each year. On 1 April, the adjustment shall be based on the average values of the second half of the previous calendar year; on 1 Oct, it shall be based on the average values of the first half of the same calendar year. Statements will be made monthly.

         Net proceeds received for sales to third parties, with freight and commissions being deducted (= ex works).

         HK I    for burner discharge = 2,400
                 (0.36 Ti/To + ....)

         HK II   for post-treatment and packaging (actual)

7. Sachtleben shall be authorized to cancel the purchase of burner discharge wholly or partly with a six-month notice if the sales price Sachtleben obtains has been below KRONOS' sales prices for burner discharge plus the finishing costs incurred by Sachtleben for a period of a quarter of a calendar year. In this case, Sachtleben shall bear the fixed operating costs of KRONOS that can no longer be reduced or covered due to the loss in sale of burner discharge. Sachtleben shall have the right to redeem the fixed costs by a one-time payment provided the parties agree on the redemption amount.

Art.  13 - Warranty / Liability

1. Sachtleben warrants that the waste acid used in its waste acid reprocessing plant meets the specifications agreed on. KRONOS warrants that the waste acid from Leverkusen and the filter salts from Nordenham meet the specifications agreed on.

      If the specifications agreed on can be proved to have not been adhered to, Sachtleben shall be authorized to refuse to accept and process such products inasmuch as it would be impossible within the scope of the valid official permits to reprocess the waste acid, decompose the filter salts, use the 70 % H2SO4 acid or the fresh acid and dispose of and dump the cinders.

      If one of the parties supplies products for processing that do not conform to the specifications and if this causes damage or involves additional costs or reduced profits in reprocessing the waste acid, decomposition of the filter salts or utilisation of the 70 % H2SO4 acid or the fresh acid or in disposing of and dumping the cinders, the party concerned shall be liable to bear such damage and additional costs or reduced profits.

2. No other warranties may be claimed with regard to the reprocessing of waste acid to 70 % H2SO4 acid, decomposition of filter salts, supply of 70 % H2SO4 acid and disposal and dumping of cinders.

3. To the extent that the fresh acid an the burner discharge do not meet the stipulated specifications, the parties shall agree on a reasonable price reduction. In case it is absolutely impossible for the receiving party to use the product received because of non-compliance with the specifications, the supplying party undertakes to take back the product and to supply a replacement free of charge.

4. If for reasons for which Sachtleben is accountable, Sachtleben does not meet its obligations to decompose filter salts from Nordenham, Sachtleben, according to its choice, shall either take the non-decomposed filter salts from KRONOS or refund KRONOS for its expenses for the removal of the non-decomposed filter salt quantities.

5. Further warranty claims and claims exceeding the stipulations of this Article shall be excluded.

6. Contractual damage claims or claims in tort against the other party, irrespective of the legal grounds, resulting from the Agreement or being in connection with the Agreement, shall be excluded as far as and to the extent that this Article does not contain any stipulations to the contrary. This is also applicable for legal or other representatives or persons employed by either party in the performance of its obligation. This does not affect liability of a party for own intent.

      Liability of a party in any case is excluded if said party has acted with the diligence it usually employs in its own affairs.

      If notwithstanding, a party is liable for damage claimed by the other party, this liability shall be restricted to the direct damages. Damage claims resulting from indirect damage, particularly consequential damage, property damage or lost profit, shall be excluded.

7. If third parties claim damage from one of the parties to this Agreement for damages resulting from or in connection with this Agreement, especially for the dumping of cinders such damages shall be offset internally by the parties to the Agreement at a ratio of the filter salt quantities from KRONOS to the filter salt quantities originating in Sachtleben. This, however, shall not apply if one of the parties to the Agreement can be proved to have caused the damage. In this case, the party concerned shall bear the entire damage and undertake to indemnify the other party. To the extent that at damage can be proved to have been caused by both parties to the Agreement, Article 254 of the Federal Civil Code shall apply with regard to internal settling between the parties.

      The parties to the Agreement assume that the cinders will be dumped together with wastes of third parties. If damages in connection with the dumping cannot be proved to have been caused by a party to the Agreement or by the third waste producer(s), the parties to the Agreement shall share the damage at a ratio of the quantities they dumped to the entire quantities dumped, the damage to be borne by the parties to the Agreement being settled in compliance with Art. 13, Para. 7,l.

8. If one of the parties to the Agreement is claimed on by third parties, including authorities, because of other measures that result from or are in connection with this Agreement (as for instance the disposal of cinders in intermediate for final deposition), the stipulations of Paragraph 7 shall apply accordingly.

9. The obligation for offsetting as stipulated in Paragraphs 7 and 8 shall apply also after the termination of the Agreement.

Art.  14 - Force Majeure

1. In case of force majeure, the one party prevented from performing its obligations arising from the Agreement shall be obliged to inform the other party which contractual obligations cannot be performed and to what extent, advising said other party of the reasons that prevent fulfillment of the Agreement.

2. After the end of force majeure, the parties shall agree on reasonable measures to be taken to catch up on the contractual obligations affected by force majeure. In case this is not possible under acceptable conditions and within an acceptable period of time, the contractual obligation affected by force majeure shall be dropped either totally or with regard to the part that cannot be caught up under acceptable conditions or within an acceptable period of time.

3. In case of force majeure, KRONOS shall store the waste acid generated in its production and Sachtleben shall store the 70 % acid generated in its own plant each party at its expense. The reprocessing capacity that may remain in such cases shall be utilized proportionately for both parties (at a ratio of 70 Sachtleben : 30 KRONOS). The waste acid stored at the parties' plants shall be reprocessed proportionately in accordance with the technical possibilities.

4. In case of force majeure, KRONOS shall store filter salt in Nordenham for a period of at most 30 days. After the ending of force majeure, Sachtleben shall additionally decompose at most the filter salt stored for 30 days, within the scope of technical possibilities.

5. In the event force majeure occurs in connection with the disposal and dumping of the cinders (intermediate and final storage), Sachtleben shall be authorized to refuse to accept waste acid from Leverkusen and filter salt from Nordenham and to discontinue operation of the waste acid reprocessing and filter salt decomposition plants for the period of force majeure.

6. Any one party affected by force majeure shall not be held liable for the delay or inability caused by this force majeure. Claims of resignation and damage claims shall be excluded. Rights resulting from ownership/co-ownership allocation shall remain unaffected.

      If an event of force majeure leads to a situation at one of the parties that constitutes an unreasonable hardship to the one party, Art. 15 shall apply.

7. Force majeure in the sense of this stipulation shall mean all unforeseeable events or events that are - even if foreseeable - beyond the control of the parties and whose effects on the fulfillment of the Agreement cannot be prevented by reasonable efforts made by the parties. Such events cover for instance war, war-like situations; riots; revolts; uproars; outrages; blockades; sabotage; strikes; lockouts; fire; floods;

      natural disasters of catastrophic force; lightning; low or high tide; total or partial failure of operating facilities; refuse of grant, abolition, restriction or new creation of official permits or impositions; other operating failures particularly due to directives or interventions of authorities; inability or delay in the delivery of essential materials necessary for the operation of the plants; refuse of grant, abolition or new creation of official permits or impositions which, on the part of Sachtleben, lead to an economically unjustifiable disposal of the cinders.

Art.  15 - Hardship Clause

      Upon concluding this Agreement, the parties are aware that they are not in a position to fully cover by this Agreement all future situations, especially so because of the waste acid reprocessing plant which still has to be built.

      If, therefore, a new situation occurs during the term of this Agreement and if this Agreement provides no stipulations for handling this situation and if this new situation constitutes an unreasonable hardship to one of the parties or if this essentially changes the economical balance of this Agreement, both parties shall undertake to agree on an adjustment to the changed conditions, eliminating the unreasonable hardship and maintaining the economical equilibrium.

Art.  16 - Adjustment of the Agreement

      If an adjustment of the Agreement as provided for in the Agreement cannot be reached amicably within six months beginning with the written request by one of the parties to the other party, or if the negotiations, consultations, arrangements provided for in this Agreement do not lead to an agreeable result within this period of time, each of the parties shall be authorized to have a court of arbitration decide whether an adjustment of the Agreement takes place and on what conditions this can be reached. Recourse to arbitration shall be governed by the stipulations of the arbitration agreement.

Art.  17 - Secrecy

1. Each party undertakes to keep secret and to use only within the scope of this Agreement any and all experience, knowledge and information obtained directly or indirectly from the other party, especially with regard to design, construction and operation of the waste acid reprocessing plant and with regard to financing and accounting stipulated in this Agreement.

2. The obligation of secrecy and non-utilization shall exclude any knowledge, experience and information that can be proved

      a) to have been commonly known prior to the transfer, that means accessible without difficulties and sacrifice to any third party or to have become known after the transfer with no fault of the receiving party, or

      b) to have been prior art before the transfer or to have become state of the art after the transfer with no fault of the receiving party, or

      c) to have been known to the receiving party at the time of transfer and to have been derived neither directly nor indirectly from the transmitting party, or

      d) to have been lawfully received by a third party that in this respect is not obliged to secrecy towards the transmitting party.

3. The receiving party shall not be hindered in making the information, experience, knowledge received accesible to its employees or other third parties to the extent that this is indispensable for the construction and operation of the waste acid reprocessing and filter salt decomposition plants and for the verification of accounting provided all reasonable measures have been taken to prevent employees and other third parties from using the information and knowledge obtained either for themselves or for others or from passing such information or knowledge to others.

4. This obligation of secrecy shall be applicable for the period of this Agreement and for a period of ten years after termination of the Agreement.

5. Through this Agreement, KRONOS submits to the obligation of secrecy stipulated between Sachtleben on the one hand and Bayer AG, Lurgi AG and Rosenlew on the other and attached to this Agreement as Exhibit 7.

Art.  18 - Right of Auditing

      Each party shall have the costs and proceeds relevant to the Agreement confirmed by a certified auditor of its choice upon the other party's request.


Art.  19 - Transfer of the Agreement / Participation of Third Parties

1. The transfer - wholly or in part - of the rights and obligations pursuant to this Agreement including the stipulated supplies and services, to third parties, shall be excluded. This shall not apply if the other one party has consented writing to such a transfer. Consent shall be given if one of the parties intends to transfer this Agreement wholly or individual obligations of it to a company associated within the meaning of the German Corporation Law and if such transfer is not expected to result in an economic discrimination of the other one party.

2. Sachtleben shall be entitled, however, to transfer the dumping of the cinders to third parties or to take recourse to third parties for this dumping. Sachtleben shall inform KRONOS thereof in writing.

3. In case Sachtleben and/or KRONOS desire to include third parties in all or part of the services and supplies to the waste acid reprocessing plant or filter salt decomposition, they shall obtain the consent of the other party. The conditions of the transfer under which a third party may participate shall likewise be subject to mutual consent. Such consent may only be refused if the participation of a third party would mean an economic discrimination to the party that is to consent or if waste disposal would not be adequately warranted.

Art.  20 - Successor Clause

      In the event one of the parties hereto transfers the plants it requires to perform the services and supplies under this Agreement wholly or in part to third parties, this party hereto undertakes to transfer the corresponding contractual obligations to its successor in title, business or ownership provided the other party hereto has given its consent in writing to this transfer.

Art.  21 - Taking Effect / Period of the Agreement

1.    This Agreement shall commence on being signed by both parties.

2.    The following services and supplies shall begin and end as follows:

      a) Reprocessing of Leverkusen waste acid including decomposition of the filter salts derived from this waste acid and supply of 70 % H2SO4 acid and fresh acid: start-up of the waste acid recovery plant (presumably on 1 Apr 1989) until 31 Dec 1998.

      b) Supply of burner discharge presumably on 1 July 1988 till 31 Dec 1998.

      c) Decomposition of Nordenham filter salts presumably on 1 July 1987 till 31 Dec 1998.

3. The individual services and supplies may be terminated by a party in writing at the end of the respective service or supply period with a three years' notice. If no notice of termination is given, the respective services and supplies shall continue automatically for further one-year periods unless declared terminated by one of the parties with a three years' notice.

4. The stipulations on secrecy and liability shall not be affected by a potential termination of individual services or supplies or by a termination of the Agreement. This shall also apply to other rights or obligations as far as this Agreement assumes their continuation after the termination of the Agreement.

Art.  22 - Reservation / Detail Stipulations

1. Sachtleben's obligation to build the waste acid reprocessing plant and to convert the sulphuric acid plant for decomposing filter salts is subject to the reservation that the expected subsidies be granted and that the permits legally required for the construction and operation of these plants be issued. Moreover, the possibility of removing the waste from all plants mentioned, especially the cinders that result from the decomposition of filter salts, shall be secured by the permits.

2. In case the construction or conversion of said plants fails because of these reservations, the costs incurred till then under this Agreement shall be split up between the parties and refunded.

Art.  23 - Other Cooperation

      Sachtleben and KRONOS declare their basic willingness beyond the present project to cooperate also on other problems regarding environmental protection requirements unless such cooperation is prevented by legal or contractual obligations.

Art.  24 - Termination of the Provisional Agreement

      The parties hereto agree that the provisional agreement dated 18 July 1986 shall become moot upon the signing of this Agreement.

Art.  25 - Arbitration Clause

      Disputes arising from or in connection with this Agreement, which cannot be settled amicably between the two parties, shall be settled by a court of arbitration, ousting general jurisdiction. Details shall be settled in the arbitration agreement concluded by the parties on 18 July 1986. The parties agree that this arbitration agreement shall have exclusive and unlimited validity also for this Agreement including all post-contractual rights and obligations.

Art.  26 - Clause on Partial Invalidity

      In the event individual stipulations of the Agreement are or become wholly or partly ineffective, this shall not affect the validity of the remaining part of the Agreement. The parties undertake to replace the ineffective stipulation with an effective one that comes as close as possible to the economic objective aimed at by the ineffective stipulation.

Art.  27 - Written-Form Clause

      Alterations of or supplements to this Agreement, including the Written-Form Clause, must be made in writing to become effective.


Duisburg-Homberg, 30 December 1986          Leverkusen, 30 December 1986
Sachtleben Chemie GmbH                      KRONOS TITAN-GMBH


/s/ Dr. Kleist     Dr. Herrmann            /s/ Dr. S. Hartmann     Dr. J. Hoene
-----------------------------------        -------------------------------------
    Dr. Kleist     Dr. Herrmann                Dr. S. Hartmann     Dr. J. Hoene